Exhibit 10.14
Base Contract for Sale and Purchase of Natural Gas
This Base Contract is entered into as of the following date: November 7, 2008
The parties to this Base Contract are the following:

	PARTY A			PARTY NAME	PARTY B
	BP Energy Company				Comstock Oil & Gas-Louisiana, LLC

	501 WestLake Park Blvd.				5300 Town & Country Blvd., Suite 500
	Houston, TX 77079			ADDRESS	Frisco, Texas 75034

	www.bp.com			BUSINESS WEBSITE	www.Comstockresources.com

CONTRACT NUMBER

	62-527-5755			D-U-N-S® NUMBER	79-152-7807

☑	US FEDERAL: 36-3421804				☑	US FEDERAL: 75-2272352
☐	OTHER:			TAX ID NUMBERS	☐	OTHER:

JURISDICTION OF
	Delaware			ORGANIZATION

☑	Corporation	☐	LLC		☐	Corporation	☑	LLC
☐	Limited Partnership	☐	Partnership	COMPANY TYPE	☐	Limited Partnership	☐	Partnership
☐	LLP	☐	Other:		☐	LLP	☐	Other:

GUARANTOR (IF APPLICABLE)

CONTACT INFORMATION

Same as above
ATTN:					ATTN:	Steve Neukom

TEL#:	281- 366-2000	FAX#:			TEL#:	972-668-8860	FAX#:	972-668-8865___
EMAIL:				▪ COMMERCIAL	EMAIL:	sneukom@comstockresources.com

ATTN:	Gas Scheduling				ATTN:	Lance McGinnis
TEL#:	281-366-2000	FAX#:			TEL#:	972-668-1736	FAX#:
EMAIL:				▪ SCHEDULING	EMAIL:

BP Energy Company
P.O. Box 3092 Houston, TX 77253-3092
ATTN:	Contract Services				ATTN:	DiAne Jones
TEL#:	281-366-2000	FAX#:	281-366-0203	▪ CONTRACT AND	TEL#:	972-668-8819	FAX#:

EMAIL:				LEGAL NOTICES	EMAIL:

ATTN:	Credit Services				ATTN:	Steve Neukom
TEL#:	281-366-2000	FAX#:	281-366-6335		TEL#:	972-668-1732	FAX#:

EMAIL:				▪ CREDIT	EMAIL:	sneukom@comstockresources.com

BP Energy Company
P.O. Box 3092 Houston, TX 77253-3092
ATTN:	Confirmations Dept.				ATTN:	DiAne Jones
TEL#:	281-366-2000	FAX#:	281-366-1633	▪ TRANSACTION	TEL#:	972-668-8819	FAX#:

EMAIL:				CONFIRMATIONS	EMAIL:

ACCOUNTING INFORMATION

P.O. Box 3092 Houston, TX 77253-3092					5300 Town & Country Blvd., Suite 500 Frisco, Texas 75034
ATTN:	Gas Accounting			▪ INVOICES	ATTN:	Gas Accounting
TEL#:	281-366-2000	FAX#:	281-366-5313	▪ PAYMENTS	TEL#:	972-668-8819	FAX#:	972-668-8865
EMAIL:				▪ SETTLEMENTS	EMAIL:

BANK:	JP Morgan Chase Bank, New York, NY			WIRE TRANSFER	BANK:	Comerica
ABA:	021000021	ACCT:	910-2-548097	NUMBERS	ABA:	111000753	ACCT:	1881118515
OTHER DETAILS: For the Account of BP Energy				(IF APPLICABLE)	OTHER DETAILS:

BANK:	JP Morgan Chase Bank, New York, NY				BANK:
ABA:	021000021	ACCT:	910-2-548097	ACH NUMBERS	ABA:		ACCT:
OTHER DETAILS: For the Account of BP Energy Company				(IF APPLICABLE)	OTHER DETAILS:

ATTN:				CHECKS	ATTN:

ADDRESS:				(IF APPLICABLE)	ADDRESS:

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Base Contract for Sale and Purchase of Natural Gas
(Continued)
This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions. In the event the parties fail to check a box, the specified default provision shall apply. Select the appropriate box(es) from each section:

Section 1.2	☑	Oral (default)	Section 10.2	☑	No Additional Events of Default (default)
Transaction	OR		Additional
Procedure	☐	Written	Events of	☐	Indebtedness Cross Default

			Default		☐ Party A:
Section 2.7	☐	2 Business Days after receipt (default)
Confirm Deadline	OR				☐ Party B:
	☑	5 Business Days after receipt
				☐	Transactional Cross Default
Specified Transactions:

Section 2.8	☐	Seller (default)

Confirming Party	OR
	☐	Buyer

	☑	BP Energy Company

Section 3.2	☑	Cover Standard (default)	Section 10.3.1	☑	Early Termination Damages Apply (default)
Performance	OR		Early
Obligation	☐	Spot Price Standard	Termination	OR
Damages
				☐	Early Termination Damages Do Not Apply

Note: The following Spot Price Publication applies to both of the immediately preceding.			Section 10.3.2	☑	Other Agreement Setoffs Apply (default)

Other
Section 2.31	☑	Gas Daily Midpoint (default)	Agreement		☐ Bilateral (default)
Spot Price	OR		Setoffs
Publication	☐				☑ Triangular

OR

				☐	Other Agreement Setoffs Do Not Apply
Section 6	☑	Buyer Pays At and After Delivery Point (default)
Taxes	OR
	☐	Seller Pays Before and At Delivery Point

Section 7.2	☑	25th Day of Month following Month of delivery	Section 15.5	New York
Payment Date		(default)	Choice Of Law
OR
	☐	Day of Month following Month of delivery

Section 7.2	☐	Wire transfer (default)	Section 15.10	☑	Confidentiality applies (default)
Method of Payment	☑	Automated Clearinghouse Credit (ACH)	Confidentiality	OR
	☐	Check		☐	Confidentiality does not apply

Section 7.7	☑	Netting applies (default)
Netting	OR
	☐	Netting does not apply

☑ Special Provisions Number of sheets attached: 11
☐ Addendum(s):

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

BP ENERGY COMPANY	PARTY NAME	COMSTOCK OIL & GAS-LOUISIANA, LLC

By: /s/ GREGORY L. SHARP	SIGNATURE	By: /s/ STEPHEN E. NEUKOM
Name Gregory L. Sharp	PRINTED NAME	Name Stephen E. Neukom
Title Vice President	TITLE	Title Vice President of Marketing

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

General Terms and Conditions
Base Contract for Sale and Purchase of Natural Gas
SECTION 1. PURPOSE AND PROCEDURES
1.1. These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. “Buyer” refers to the party receiving Gas and “Seller” refers to the party delivering Gas. The entire agreement between the parties shall be the Contract as defined in Section 2.9.
The parties have selected either the “Oral Transaction Procedure” or the “Written Transaction Procedure” as indicated on the Base Contract.
Oral Transaction Procedure:
1.2. The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a “writing” and to have been “signed”. Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party. If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.
Written Transaction Procedure:
1.2. The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.
1.3. If a sending party’s Transaction Confirmation is materially different from the receiving party’s understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party’s agreement to the terms of the transaction described in the sending party’s Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.
1.4. The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party. Each party shall obtain any necessary consent of its agents and employees to such recording. Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract.
SECTION 2. DEFINITIONS
The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.
2.1. “Additional Event of Default” shall mean Transactional Cross Default or Indebtedness Cross Default, each as and if selected by the parties pursuant to the Base Contract.
2.2. “Affiliate” shall mean, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of at least 50 percent of the voting power of the entity or person.

Copyright © 2006 North American Energy Standards Board, Inc. All Rights Reserved	NAESB Standard 6.3.1 September 5, 2006

2.3. “Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.
2.4. “Base Contract” shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.
2.5. “British thermal unit” or “Btu” shall mean the International BTU, which is also called the Btu (IT).
2.6. “Business Day(s)” shall mean Monday through Friday, excluding Federal Banking Holidays for transactions in the U.S.
2.7. “Confirm Deadline” shall mean 5:00 p.m. in the receiving party’s time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party’s time zone, it shall be deemed received at the opening of the next Business Day.
2.8. “Confirming Party” shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.
2.9. “Contract” shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation, all of which shall form a single integrated agreement between the parties.
2.10. “Contract Price” shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.
2.11. “Contract Quantity” shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.
2.12. “Cover Standard”, as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.
2.13. “Credit Support Obligation(s)” shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as cash, an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, guaranty, or other good and sufficient security of a continuing nature.
2.14. “Day” shall mean a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter in a particular transaction.
2.15. “Delivery Period” shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.
2.16. “Delivery Point(s)” shall mean such point(s) as are agreed to by the parties in a transaction.
2.17. “EDI” shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.
2.18. “EFP” shall mean the purchase, sale or exchange of natural Gas as the “physical” side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of “Firm”, provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.
2.19. “Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.
2.20. “Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.
2.21. “Guarantor” shall mean any entity that has provided a guaranty of the obligations of a party hereunder.
2.22. “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.
2.23. “Indebtedness Cross Default” shall mean if selected on the Base Contract by the parties with respect to a party, that it or its Guarantor, if any, experiences a default, or similar condition or event however therein defined, under one or more agreements or instruments, individually or collectively, relating to indebtedness (such indebtedness to include any obligation whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of borrowed money in an aggregate amount greater than the threshold specified in the Base Contract with respect to such party or its Guarantor, if any, which results in such indebtedness becoming immediately due and payable.

Copyright © 2006 North American Energy Standards Board, Inc. All Rights Reserved	NAESB Standard 6.3.1 September 5, 2006

2.24. “Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.
2.25. “MMBtu” shall mean one million British thermal units, which is equivalent to one dekatherm.
2.26. “Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.
2.27. “Payment Date” shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.
2.28. “Receiving Transporter” shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.
2.29. “Scheduled Gas” shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.
2.30. “Specified Transaction(s)” shall mean any other transaction or agreement between the parties for the purchase, sale or exchange of physical Gas, and any other transaction or agreement identified as a Specified Transaction under the Base Contract.
2.31. “Spot Price “ as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.
2.32. “Transaction Confirmation” shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.
2.33. “Transactional Cross Default” shall mean if selected on the Base Contract by the parties with respect to a party, that it shall be in default, however therein defined, under any Specified Transaction.
2.34. “Termination Option” shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.
2.35. “Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.
SECTION 3. PERFORMANCE OBLIGATION
3.1. Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.
The parties have selected either the “Cover Standard” or the “Spot Price Standard” as indicated on the Base Contract.
Cover Standard:
3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s) excluding any quantity for which no replacement is available; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s) excluding any quantity for which no sale is available; and (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available for all or any portion of the Contract Quantity of Gas, then in addition to (i) or (ii) above, as applicable, the sole and exclusive remedy of the performing party with respect to the Gas not replaced or sold shall be an amount equal to any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the quantity of such Gas not replaced or sold. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

Copyright © 2006 North American Energy Standards Board, Inc. All Rights Reserved	NAESB Standard 6.3.1 September 5, 2006

Spot Price Standard:
3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.
3.3. Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.
3.4. In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties. The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.
SECTION 4. TRANSPORTATION, NOMINATIONS, AND IMBALANCES
4.1. Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).
4.2. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.
4.3. The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.
SECTION 5. QUALITY AND MEASUREMENT
All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.
SECTION 6. TAXES
The parties have selected either “Buyer Pays At and After Delivery Point“ or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract.
Buyer Pays At and After Delivery Point:
Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.
Seller Pays Before and At Delivery Point:
Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.
SECTION 7. BILLING, PAYMENT, AND AUDIT
7.1. Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month’s billing or as soon thereafter as actual delivery information is available.

Copyright © 2006 North American Energy Standards Board, Inc. All Rights Reserved	NAESB Standard 6.3.1 September 5, 2006

7.2. Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.
7.3. In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Business Days after receipt of invoice.
7.4. If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed without undue delay. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.
7.5. If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.
7.6. A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.
7.7. Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.
SECTION 8. TITLE, WARRANTY, AND INDEMNITY
8.1. Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and assume any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).
8.2. Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 15.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.
8.3. Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury (including death) or property damage from said Gas or other charges thereon which attach after title passes to Buyer.
8.4. The parties agree that the delivery of and the transfer of title to all Gas under this Contract shall take place within the Customs Territory of the United States (as defined in general note 2 of the Harmonized Tariff Schedule of the United States 19 U.S.C. §1202, General Notes, page 3); provided, however, that in the event Seller took title to the Gas outside the Customs Territory of the United States, Seller represents and warrants that it is the importer of record for all Gas entered and delivered into the United States, and shall be responsible for entry and entry summary filings as well as the payment of duties, taxes and fees, if any, and all applicable record keeping requirements.
8.5. Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.
SECTION 9. NOTICES
9.1. All Transaction Confirmations, invoices, payment instructions, and other communications made pursuant to the Base Contract (“Notices”) shall be made to the addresses specified in writing by the respective parties from time to time.
9.2. All Notices required hereunder shall be in writing and may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.
9.3. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party’s receipt of its facsimile machine’s confirmation of successful transmission. If the day on which such facsimile is received is

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not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered five Business Days after mailing.
9.4. The party receiving a commercially acceptable Notice of change in payment instructions or other payment information shall not be obligated to implement such change until ten Business Days after receipt of such Notice.
SECTION 10. FINANCIAL RESPONSIBILITY
10.1. If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y or its Guarantor, if applicable), X may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount, for a term, and from an issuer, all as reasonably acceptable to X, including, but not limited to cash, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or guaranty. Y hereby grants to X a continuing first priority security interest in, lien on, and right of setoff against all Adequate Assurance of Performance in the form of cash transferred by Y to X pursuant to this Section 10.1. Upon the return by X to Y of such Adequate Assurance of Performance, the security interest and lien granted hereunder on that Adequate Assurance of Performance shall be released automatically and, to the extent possible, without any further action by either party.
10.2. In the event (each an “Event of Default”) either party (the “Defaulting Party”) or its Guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one Business Day of a written request by the other party; (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; or ix) be the affected party with respect to any Additional Event of Default; then the other party (the “Non-Defaulting Party”) shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.
10.3. If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”. On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is legally permissible, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below. With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.
The parties have selected either “Early Termination Damages Apply” or “Early Termination Damages Do Not Apply” as indicated on the Base Contract.
Early Termination Damages Apply:
     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction. The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).
For purposes of this Section 10.3.1, “Contract Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to “evergreen provisions”) shall not be considered in determining Contract Values and

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Market Values. For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.
Early Termination Damages Do Not Apply:
     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.
The parties have selected either “Other Agreement Setoffs Apply” or “Other Agreement Setoffs Do Not Apply” as indicated on the Base Contract.
Other Agreement Setoffs Apply:
Bilateral Setoff Option:
     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff any Net Settlement Amount against (i) any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; and (ii) any amount(s) (including any excess cash margin or excess cash collateral) owed or held by the party that is entitled to the Net Settlement Amount under any other agreement or arrangement between the parties.
Triangular Setoff Option:
     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option, and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff (i) any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; (ii) any Net Settlement Amount against any amount(s) (including any excess cash margin or excess cash collateral) owed by or to a party under any other agreement or arrangement between the parties; (iii) any Net Settlement Amount owed to the Non-Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Non-Defaulting Party or its Affiliates to the Defaulting Party under any other agreement or arrangement; (iv) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party to the Non-Defaulting Party or its Affiliates under any other agreement or arrangement; and/or (v) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party or its Affiliates to the Non-Defaulting Party under any other agreement or arrangement.
Other Agreement Setoffs Do Not Apply:
     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract.
     10.3.3. If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained. Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.
10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of the Net Settlement Amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount as well as any setoffs applied against such amount pursuant to Section 10.3.2, shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount as adjusted by setoffs, shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.
10.5. The parties agree that the transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.
10.6. The Non-Defaulting Party’s remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date. Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

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10.7. With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.
SECTION 11. FORCE MAJEURE
11.1. Except with regard to a party’s obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.
11.2. Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars, or acts of terror; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.
11.3. Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Contract; (iv) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 11.2. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.
11.4. Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.
11.5. The party whose performance is prevented by Force Majeure must provide Notice to the other party. Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.
11.6. Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.
SECTION 12. TERM
This Contract may be terminated on 30 Day’s written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). The rights of either party pursuant to Section 7.6, Section 10, Section 13, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.
SECTION 13. LIMITATIONS
FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

SECTION 14. MARKET DISRUPTION
If a Market Disruption Event has occurred then the parties shall negotiate in good faith to agree on a replacement price for the Floating Price (or on a method for determining a replacement price for the Floating Price) for the affected Day, and if the parties have not so agreed on or before the second Business Day following the affected Day then the replacement price for the Floating Price shall be determined within the next two following Business Days with each party obtaining, in good faith and from non-affiliated market participants in the relevant market, two quotes for prices of Gas for the affected Day of a similar quality and quantity in the geographical location closest in proximity to the Delivery Point and averaging the four quotes. If either party fails to provide two quotes then the average of the other party’s two quotes shall determine the replacement price for the Floating Price. “Floating Price” means the price or a factor of the price agreed to in the transaction as being based upon a specified index. “Market Disruption Event” means, with respect to an index specified for a transaction, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the Floating Price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) both parties agree that a material change in the formula for or the method of determining the Floating Price has occurred. For the purposes of the calculation of a replacement price for the Floating Price, all numbers shall be rounded to three decimal places. If the fourth decimal number is five or greater, then the third decimal number shall be increased by one and if the fourth decimal number is less than five, then the third decimal number shall remain unchanged.
SECTION 15. MISCELLANEOUS
15.1. This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or Affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.
15.2. If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.
15.3. No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.
15.4. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.
15.5. The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.
15.6. This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.
15.7. There is no third party beneficiary to this Contract.
15.8. Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.
15.9. The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.
15.10. Unless the parties have elected on the Base Contract not to make this Section 15.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract , (iii) to the extent necessary to implement any transaction, (iv) to the extent necessary to comply with a regulatory agency’s reporting requirements including but not limited to gas cost recovery proceedings; or (v) to the extent such information is delivered to such third party for the sole purpose of calculating a published index. Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Contract is not subject to this confidentiality obligation. Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.
In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure,

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

and shall cooperate (consistent with the disclosing party’s legal obligations) with the other party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.
15.11. The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties
15.12. Any original executed Base Contract, Transaction Confirmation or other related document may be digitally copied, photocopied, or stored on computer tapes and disks (the “Imaged Agreement”). The Imaged Agreement, if introduced as evidence on paper, the Transaction Confirmation, if introduced as evidence in automated facsimile form, the recording, if introduced as evidence in its original form, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the recording, the Transaction Confirmation, or the Imaged Agreement on the basis that such were not originated or maintained in documentary form. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.
DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB’S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

THIRD AMENDED AND RESTATED SPECIAL PROVISIONS ATTACHED TO AND FORMING PART OF
THE BASE CONTRACT FOR SALE AND PURCHASE OF NATURAL GAS
Dated January 5, 2010
by and between
BP Energy Company (“BP Energy” or “Buyer”)
And
Comstock Oil & Gas — Louisiana, LLC (“Comstock” or “Seller”)
Collectively BP Energy and Comstock shall be referred to as the “Parties”, and individually may be referred to as a “Party”.
WHEREAS, BP Energy and Comstock are parties to that certain Base Contract for Sale and Purchase of Natural Gas dated November 7, 2008 as it was amended pursuant to the certain Amended and Restated Special Provisions on February 16, 2009 (the “Amended and Restated Provisions”), and further amended pursuant to the Second Amended and Restated Special Provisions on August 1, 2009 (the “Second Amended and Restated Provisions”);
WHEREAS, the Parties desire to further amend the Base Contract pursuant to this Third Amended and Restated Provisions to (a) document the revised agreement of the Parties set forth in Section 3.7 of the Amended and Restated Provisions within a Transaction Confirmation, and (b) amend other various miscellaneous provisions in the Base Contract.
Section 1. Purpose & Procedures
Add the phrase “or other electronic means of communication” after “conversation” and before “with” in the second line of Section 1.2.
Delete Section 1.3 and replace it with the following:
“1.3 If a sending Party’s Transaction Confirmation is materially different from the receiving Party’s understanding of the agreement referred to in Section 1.2, such receiving Party shall notify the sending Party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving Party has previously sent a Transaction Confirmation to the sending Party. The failure of the receiving Party to so notify the sending Party in writing by the Confirm Deadline constitutes the receiving Party’s agreement to the terms of the transaction described in the sending Party’s Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, or if the receiving Party has timely objected to the terms of the sending Party’s Transaction Confirmation, such transaction remains valid and the Parties remain legally bound thereby, however, both Parties shall in good faith attempt to resolve such differences. Once such material differences are resolved, the Confirming Party shall transmit a written Transaction Confirmation to the other Party, and such Transaction Confirmation shall be accepted (or disputed) pursuant to the provisions of this Section 1.3. The provisions of this Section 1.3 may be repeated as many times as necessary to produce a written Transaction Confirmation that is accepted or deemed accepted by the receiving Party. In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the Parties (which may be evidenced by a recording of such transaction, oral testimony, data in a computer system, trade tickets, and/or notes), where the Parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the items shall govern in the priority listed in this sentence.”

Add the following before the “.” at the end of the second sentence in Section 1.4:
“; provided, further that the party responsible for obtaining the consent of its agents and employees to such recordings shall indemnify, defend and hold the other party harmless from any and all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to reasonably attorney’s fees and costs of court, arising from or out of such party’s failure to obtain the consent of its agents and employees to such recordings.”
Section 2. Definitions
Definition of “Payment Date” in Section 2.27 shall be deleted and replaced with the following: “Payment Date” shall mean a date, as indicated on the Base Contract, on or before which payment is due from one Party to the other as set forth in Section 7.”
Definition of “Spot Price” in Section 2.31 shall be amended by deleting the last sentence.
Add the following at the end of Section 2:
“Dedicated Acreage” shall mean the acreage defined and described on Exhibits 1 and 2, which are attached hereto and incorporated herein for all purposes.
Section 3. Performance Obligation
Add the following at beginning of the sentence in Section 3.1: “Unless otherwise specifically agreed to in a Transaction Confirmation,”
Add the following as Section 3.5:
“3.5 In the event that the Contract Price for a transaction is a Fixed Price (as defined below), and such transaction (a) has a Firm performance obligation, and (b) a Delivery Period of at least one Month, then, notwithstanding anything to the contrary in this Contract, including, without limitation, anything in Sections 3.2 or 11 of this Contract:
(i)	if, upon the occurrence of an event of Force Majeure, and as a result of the event of Force Majeure (a) Seller is unable to sell and deliver or (b) Buyer is unable to purchase and receive, the Contract Quantity of Fixed Price Gas, either in whole or in part, for such transaction,

(ii)	then, for the duration of the event of Force Majeure, for each Day that Seller is unable to sell and deliver, or Buyer is unable to purchase and receive, such Fixed Price Gas, as set out in Section 3.5(i) above, the following settlement obligations between the parties shall apply:
a.	if the FOM Price (as defined below) exceeds the Fixed Price, Seller shall pay Buyer the difference between the FOM Price and the Fixed Price for each MMBtu of such Gas not delivered and/or received on that Day, or

b.	if the Fixed Price exceeds the FOM Price, Buyer shall pay Seller the difference between the Fixed Price and the FOM Price for each MMBtu of such Gas not delivered and/or received on that Day.
For the purpose of this Section 3.5:
“Fixed Price” means, a Contract Price for a transaction that is expressed as a flat dollar amount for the Month of delivery, excluding any transactions that have been entered into after the last trading day (as defined by the NYMEX) for the applicable Month. Subject to the foregoing exclusion, “Fixed Price” also includes any transaction containing a Contract Price that has been converted from a floating price mechanism (i.e., a

NYMEX/first of the month index basis component and a fixed price component, or a NYMEX/first of the month index priced component with a fixed basis component) to a flat dollar amount for the Month of delivery, either upon the mutual agreement of the Parties or as a result of a Party exercising a pricing “trigger” option in the Contract. “FOM Price” means the price per MMBtu, stated in the same currency as the transaction subject to such event of Force Majeure, for the first of the Month delivery, either as the NYMEX settlement price or as an index price published in the first issue of a publication commonly accepted by the natural gas industry (selected by the Seller in a commercially reasonable manner) for the Month of such event of Force Majeure for the geographic location closest in proximity to the point(s) of delivery for the relevant Day, adjusted for the basis differential between the point(s) of delivery and the NYMEX or such published geographic location as determined by the Seller in a commercially reasonable manner.”
Add the following as Section 3.6:
“3.6 For the purposes of this Section, “Regulatory Event” means a government action requiring compliance, a court order, ruling, law, statute, ordinance, regulation or policy having the effect of law promulgated after the Effective Date of any transaction under this Contract, whether on a local, state or federal level, including but not limited to market rate caps (whether temporary or permanent), regulatory market requirements or the imposition of New Taxes. Regulatory Event shall not include a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Contract. In the event a Regulatory Event occurs which renders a Party unable to continue to perform, either in whole or in part, under any transaction, or a Regulatory Event has a material adverse economic impact under this Contract on a Party (the “Affected Party”) and the Affected Party is unable, after using commercially reasonable efforts, to avoid the inability to perform or the material economic impact, the Affected Party or other Party (the “Non-Affected Party”), shall be entitled to terminate and liquidate the transactions affected by such Regulatory Event (the “Affected Transactions”) in accordance with Section 10, subject to the following conditions:
3.6.1 The Affected Party must give the Non-Affected Party at least twenty (20) Business Days prior written notice of its intent to terminate and liquidate the Affected Transaction(s). To the extent the Affected Party does not issue a Regulatory Event Notice to Terminate, the Non-Affected Party shall be entitled to provide at least twenty (20) Business Days notice to the Affected Party of its desire to terminate and liquidate the Affected Transactions under which performance by the Affected Party has been suspended, with such Notice being provided within five (5) Business Days from the date performance was suspended by the Affected Party. The Notice provided by the Affected Party, or the Non-Affected Party, as the case may be, shall be the “Regulatory Event Notice to Terminate”. During the twenty (20) Business Day period following the Regulatory Event Notice to Terminate, the Parties shall attempt to reach mutual agreement, using the negotiation process set forth in Section 15.17., to resolve the material adverse economic impact on the Affected Party or the inability of the Affected Party to continue to perform.
3.6.2 If a mutual agreement using the negotiation process is not reached within the referenced twenty (20) Business Days notice period, the Affected Party or the Non-Affected Party, as the case may be, shall by written notice to the other Party specify an Early Termination Date (which must be a Business Day and which date shall be no more than ten (10) Days after the date of such notice) and on such Early Termination Date shall determine damages in accordance with Section10 of the Contract; provided however, that for purposes of determining the amounts owed with respect to the liquidation and termination of each Affected Transaction under Section 10, any and all costs otherwise allowed under Section 10.3.1. shall be excluded from the calculation, and provided further that for purposes of determining the resulting amount(s) owed for the termination and liquidation of each Affected Transaction, the Market Value for each Terminated Transaction shall be determined by using the mid-point, as it may be estimated, between the bid price and the ask price for each Terminated Transaction to reflect that neither Party is a Defaulting Party and accordingly the intent of the Parties is not to ascertain liquidated damages from a Non-Defaulting Party’s perspective. The respective Parties shall have the same rights and remedies related to the calculation and dispute of the resulting Net Settlement Amount(s) owed with respect to the termination and liquidation of the Affected Transactions as those set forth in Section 10.
3.6.3 The Party owing the Net Settlement Amount shall pay the Net Settlement Amount to the other Party as provided under Section 10, provided that a Party shall not be entitled to receive a Net Settlement Amount if it initiated or supported the Regulatory Event.
3.6.4 For the purposes of this Section 3.6, “New Tax” or “New Taxes” means any or all governmental charges, licenses, fees, permits and assessments, or increases therein, that are imposed on a Party that (i) were not in effect on the date the Affected Transaction was entered into by the Parties, or (ii) were not imposed on a the Affected Transaction on the date the Affected Transaction was entered into by the Parties.”
Add the following as Section 3.7:
“3.7 Any Gas sold and/or delivered by Seller to Buyer at the Delivery Point(s), and purchases made and/or received from Seller by Buyer at the Delivery Point(s), shall be deemed delivered in the following order, absent evidence to the contrary (i.e., Transporter’s records):
(i)	any Gas under that certain Transaction Confirmation No.4234667 dated July 30, 2009, as it has been amended thereafter (“CP1”);

(ii)	any Gas under that certain Transaction Confirmation No. 3617164 dated July 30, 2009 (“LIG1”);

(iii)	any Gas under that certain Transaction Confirmation No. 4700460 dated April 1, 2010 (“GSPL1”);

(iv)	any Gas under any future transactions related to the Dedicated Acreage for a fixed Contract Quantity (e.g., 10,000 MMBtus/Day, etc.) (collectively “Future Fixed Contract Quantity Transactions”), with the order of flow for such Future Fixed Contract Quantity Transactions flowing in the order that they were entered into by the Parties; or

(v)	any Gas under that certain Transaction Confirmation dated July 16, 2009 (“DA1”) (collectively CP1, LIG1, GSPL1, the Future Fixed Contract Quantity Transactions and DA1 shall be called the “Dedicated Acreage Transactions”).
Provided further that (i) the Parties agree that with respect to any Gas delivered under a Transaction Confirmation, Gas shall be deemed delivered in the following order, (a) any Fixed Price Gas (as defined in Section 3.5) under such transaction; (b) the Baseload Volume under such transaction; and (c) any Swing Gas under such transaction, and (ii) absent evidence to the contrary, Baseload Volumes under the Dedicated Acreage Transactions shall flow before any Swing Gas under any of the Dedicated Acreage Transactions.”
Add the following as Section 3.8:
Subject to the limitations set forth herein below, should BP Energy be unable to take and buy at least eight-five percent (85%) of the aggregated Contract Quantities of Gas made the subject of the Dedicated Acreage Transactions that are delivered to BP Energy at the respective Delivery Point(s) by Comstock for sixty (60) consecutive Days, other than due to an event of Force Majeure (such requirement being the “85% Termination Threshold”), then Comstock will have the right, but not the obligation, to terminate the Dedicated Acreage Transactions. In such event, Comstock will have BP Energy reassign the LIG capacity to Comstock as described in the Partial Assignment of Firm Transportation Agreement Between Comstock Oil and Gas —

Louisiana, LLC and Crosstex LIG, LLC, dated November 10, 2008; as well as the incremental LIG capacity as described in the Second Partial Assignment of Firm Transportation Agreement between Comstock and Crosstex LIG, LLC, dated February 16,2009, and any subsequent assignments of LIG capacity agreed to by the Parties that relates to transactions under this Contract. Provided further than in the event that an Event of Default results in the liquidation and termination of all transactions under the Contract, the capacity on LIG assigned by Comstock to BP Energy will be immediately reassigned to Comstock.
Section 5. Quality and Measurement
In the first line of Section 5, add the following short phrase after “Receiving Transporter” in the first sentence: “(“Pipeline Requirements”)”.
Add the following after the first sentence in Section 5:
“The Transporter’s equipment shall be utilized for purposes of determining whether Seller’s Gas has satisfied the Pipeline Requirements, Notwithstanding the foregoing, the Parties acknowledge that the Gas delivered by Seller under any transaction governed by this Contract will be delivered in common stream with other sources of Gas. If (i) a Transporter refuses to receive or transport Gas nominated for delivery by Seller to Buyer because it claims that the Gas does not meet Pipeline Requirements and the Pipeline Requirements have changed since the date the subject transaction was entered into by the Parties, (ii) a Transporter refuses to receive or transport Gas nominated for delivery by Seller to Buyer because it claims that the Gas does not meet Pipeline Requirements and the Transporter previously accepted Gas from Seller from the same supply source; and/or (iii) Buyer refuses to accept Gas that is transported by Transporter based on a claim that the Gas does not meet Pipeline Requirements and (a) the Pipeline Requirements have changed since the date the subject transaction was entered into by the Parties and/or (b) the Transporter previously accepted Gas from Seller from the same supply source for deliveries to the Buyer, to the extent such event(s) prevents the Seller from delivering any Gas, in whole or in part, free from any claims of damages being made by Buyer for such Gas (i.e., the Buyer cannot accept such Gas and reserve damage claims against the Seller), the event will be considered an event of Force Majeure and Seller shall be released from its obligation to deliver (as well as any obligation to use reasonable efforts to avoid the adverse impact of such event) and Buyer will be released from its obligation to receive the Gas until the situation is remedied. Both Seller and Buyer will use commercially reasonable efforts to work with the applicable Transporter(s) to remedy the situation as soon as possible so that deliveries can resume. Notwithstanding anything else in this Agreement to the contrary, Seller will have no liability to Buyer if a Transporter delivers Gas that fails to meet the Pipeline Requirements, unless it can be demonstrated that Seller was the cause of the common stream not meeting Pipeline Requirements and Seller had direct control over ensuring that such Gas met the Pipeline Requirements.”
Section 6. Taxes
Add the following as new Sections 6.2 and 6.3 to “Buyer Pays At and After the Delivery Point:” of Section 6:
“6.2 Gross Receipts and Consumption, and Compensating Taxes. For clarity, the Contract Price does not include any applicable state or local, gross receipts, compensating, utility, transaction privilege, sales or use tax which may be assessed as a result of sales of or use of Gas hereunder, whether measured by quantity or revenues (“Gross Receipts” or “Compensating Tax”). If there is such a Gross Receipts and/or Compensating Tax, either of which being applicable to that quantity of Gas sold to or used by Buyer hereunder, Seller will invoice Buyer and Buyer will pay Seller the amount of the Gross Receipts or Compensating Tax, and Seller will remit same as required by the applicable law.
6.3 Protest and Payment. If a Party is required to remit or pay Taxes that are the other Party’s responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes, except to the extent either Party has filed, or provides prior notice to the other Party that it will timely file, a good faith protest, contest, dispute or complaint with the taxing authority or applicable court with jurisdiction, which tolls the requirement to pay such Taxes. Any Party is entitled to make such good faith protests, contests, disputes or complaints with the applicable taxing authority or applicable court with jurisdiction or to file for a request for refund for such Taxes already paid in a timely manner as to any Taxes that it is responsible to pay or remit or for which it is responsible to pay or reimburse the other Party. In the event either Party makes such filings, the other Party shall cooperate with such filing Party by providing any relevant information within that Party’s possession, which will support the filing Party’s filing upon request by and as specified by the filing Party. Upon the issuance by the taxing authority or court of a final, non-appealable order, which lifts the tolling of an obligation to pay and requires payment of the applicable Taxes, and absent a stay of such order, the responsible Party shall either pay directly to the applicable taxing authority, or reimburse the other Party for, such Taxes and any other amounts (including interest) required by such order. Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.”
7. Billing, Payment and Audit
Delete Section 7.4 and replace it with the following:
“If the invoiced Party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced Party will pay such disputed amount into an escrow, trust or other account which will provide the other Party reasonable assurance that the amounts can be paid upon resolution of the dispute. Within ten (10) Days of the original Payment Date of the disputed amount, the Party disputing the amount shall provide the other Party with details of its dispute and any supporting documentation available. If the Parties are unable to resolve the dispute within ten (10) Days of delivery and receipt of such supporting documentation, the Parties shall use the negotiation process, failing which the arbitration process set forth in Sections 15.17 and 15.18, respectively.”
In Section 7.7 add the following after the words “subject to netting under this Section” at the end of the first sentence:
“provided further, however, that the Party due payment under Section 7.3 may net all undisputed sums due thereunder against any amounts payable by it when making payments under Section 7.”
Section 8. Title, Warranty, and Indemnity
Delete Section 8.4 in its entirety.
Section 9. Notices
In the first sentence of Section 9.4 delete the words “commercially acceptable”.
Section 10. Financial Responsibility
Section 10.2 shall be amended by (i) deleting the words “or its Guarantor” in the first line of such Section; (ii) deleting the word “or” before “(ix)” in such Section; and (iii) adding the following immediately after the “;” in subclause (ix) of such Section:
“(x) fail to perform or breach any other material obligation or representation under this Contract (except to the extent such failure constitutes a separate Event of Default, and except for such Party’s obligations to deliver or receive Gas (the exclusive remedy for which is provided in Section 3)) if such failure is not remedied within three (3) Business Days after receipt of written notice; (xi) consolidate or amalgamate with, or merge with or into, or transfer all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Contract to which it or its predecessor was a Party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party; (xii) or with respect to a Party’s guarantor, (A) any event referenced in clauses (i), (ii), (iii), (iv), or (v)

shall have occurred with respect to any Guarantor; (B) the failure of Guarantor’s guaranty to be in full force and effect to cover all transactions entered into under this Contract prior to the satisfaction of all obligations of such Party under each transaction to which such guaranty shall relate without the prior written consent of the other Party; or (C) such Guarantor shall repudiate, disaffirm, disclaim, or reject, in whole or in part, or challenge the validity of any guaranty related to this Contract”
Add the following at the end before the “.” in the last sentence of Section 10.2:
“provided that no suspension of performance shall continue for more than thirty (30) Days unless an Early Termination Date has been declared and the Defaulting Party given Notice thereof in accordance with Section 10.3.”
In Section 10.3.1:
(i)	Replace the words “whether or not then due” with the words “whether or not yet invoiced or due in the second line”;

(ii)	Insert the following: “(either firm or indicative)” after “physical gas trading markets” in the sixth line of the second paragraph of Section 10.3.1, and insert “any other information available to the Non-Defaulting Party, either internally or supplied to it by one or more third parties, including, without limitation, quotations (either firm or indicative) of relevant rates, prices, yields, yield curves, volatilities, spreads or other relevant market data for the relevant markets”, before “all adjusted for the length of term...” in the sixth line of the second paragraph of Section 10.3.1.;

(iii)	Add the following provision at the end of the second paragraph:

“In determining the Early Termination Damages, damages shall be attributable only to Terminated Transactions for Firm Gas transactions. The Parties understand and appreciate that utilizing good faith and commercially reasonable efforts, the Non-Defaulting Party should obtain quotes or other reliable third party information authorized under the terms of this Contract for the purposes of calculating the Net Settlement Amount(s), and that to the extent such information is received from such third parties such information is to be preferred and utilized over internal information and valuations.”;

(iv)	Add the following as the third paragraph of Section 10.3.1. “Early Termination Damages Apply”:

“The Non-Defaulting Party shall also aggregate the costs that the Non-Defaulting Party incurs in liquidating and accelerating each Terminated Transaction, or otherwise settling obligations arising from the cancellation and termination of each Terminated Transaction, including brokerage fees, commissions, and other similar transaction costs and expenses reasonably incurred by the Non-Defaulting Party including costs associated with hedging its obligations, transaction costs associated with obtaining replacement suppliers or markets (e.g. brokerage fees, or other such payments), additional transmission costs, ancillary services costs and like costs incurred in moving the replacement Gas to or from the Delivery Point, and reasonable attorneys’ fees and other reasonable litigation costs incurred in connection with enforcing its rights under this Contract (collectively “Costs”) and such Costs shall be due to the Non-Defaulting Party.”; and

(v)	Adding the following provision as the fourth paragraph:

“The purpose of calculating the Market Value with respect to a Terminated Transaction shall be the determination of the amount that would be incurred or realized by the Non-Defaulting Party to replace or to provide the economic equivalent of the remaining payments or deliveries in respect of the Terminated Transaction.”.
Delete the words “and without prior Notice to the Defaulting Party” in the second sentence of Section 10.3.2 “Other Agreements Setoffs Apply”.
Add the following at the end of Section 10.3.2. “Other Agreements Setoffs Apply”: “To the extent that amounts otherwise owed by the Non-Defaulting Party Affiliate to the Defaulting Party, have been setoff by the Non-Defaulting Party pursuant to this section, the Non-Defaulting Party Affiliate shall not be liable to, and shall be released by, the Defaulting Party; provided further that the Defaulting Party shall be forever estopped from asserting that the Non-Defaulting Party Affiliate owes the setoff amounts to the Defaulting Party. The obligations of the Non-Defaulting Party, the Non-Defaulting Party’s Affiliates, the Defaulting Party and the Defaulting Party’s Affiliates under this Contract or otherwise in respect of such amounts shall be deemed satisfied and discharged to the extent of any such setoff. For this purpose, the amounts subject to the setoff may be converted at the applicable prevailing exchange rate into U.S. Dollars by the Non-Defaulting Party. The Non-Defaulting Party will give the Defaulting Party Notice of any setoff effected under this section provided that failure to give such notice shall not affect the validity of the setoff. Nothing in this paragraph shall be deemed to create a charge or other security interest. The rights provided by this Section are in addition to and not in limitation of any other right or remedy (including any right to setoff, counterclaim, or otherwise withhold payment) to which a Party may be entitled (whether by operation of law, contract or otherwise). “Setoff” as used herein means setoff, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the Non-Defaulting Party is entitled or subject to (whether arising under this Contract, another contract, applicable law or otherwise) that is exercised by, or imposed on, the Non-Defaulting Party.”
Section 10.4 is hereby amended by:
(i)	Deleting the second sentence and replacing it with the following:

“The Notice shall include a written statement explaining in reasonable detail the calculation of the Net Settlement Amount, and the reduction of such amount(s) by (a) the application of any margin, collateral or security by the Non-Defaulting Party against such Net Settlement Amount, or (b) any setoffs allowed under the terms of this Contract (such adjusted amount after the exercise of rights under (a) or (b) being defined as the “Final Settlement Amount”)”;

(ii)	Adding the following sentence after the insert in (i) above:

“The Non-Defaulting Party’s failure to give such Notice of the Net Settlement Amount/Final Settlement Amount calculations shall not affect the validity or enforceability of the liquidation and termination of the Terminated Transaction, or give rise to any claim by the Defaulting Party against the Non-Defaulting Party with respect to the Non-Defaulting Party becoming the Defaulting Party due to its failure to timely fulfill such obligation; however, such failure shall extend the start of the time period that the Defaulting Party may dispute the calculations as provided for in this Section 10.4.until such detailed Notice is appropriately given by the Non-Defaulting Party.”;

(iii)	Replacing “second” in the sixth line with “fifth”;

(iv)	Adding the following as Section 10.4.1.:

“10.4.1. Notwithstanding anything herein to the contrary, if the Non-Defaulting Party owes the Net Settlement Amount/Final Settlement Amount to the Defaulting Party, the Non-Defaulting Party shall not be required to pay to the Defaulting Party the Net Settlement Amount/Final Settlement Amount, nor shall interest be owed on such amount, until (i) the Non-Defaulting Party receives confirmation satisfactory to it, in its reasonable discretion, that all other obligations of any kind whatsoever of the Defaulting Party to make any payments to the Non-Defaulting Party under this Contract and transactions hereunder, or under any other agreements between the Parties, which are due and payable as of the Early Termination Date, have been paid (or netted, setoff, recouped, or the like) in full; and (ii) the Defaulting Party executes a release in a form satisfactory to the Non-Defaulting Party that acts as the final resolution of the amounts due and owing as the Net Settlement Amount/Final Settlement Amount under the terms of this Contract and transactions hereunder. To the extent that either Party believes that bankruptcy court approval of the release is required, the Non-Defaulting Party may withhold payment of the Net Settlement Amount/Final Settlement Amount until such time as appropriate court approval has been obtained and is final and non-appealable.”; and

(v)	Adding the following as Section 10.4.2.:

“10.4.2. Notwithstanding anything set forth in the Contract, nothing shall in any manner preclude the Defaulting Party from disputing the Non-Defaulting Party’s calculation of the Net Settlement Amount or the Final Settlement Amount. In the event the Defaulting Party disputes the calculation of the Net Settlement Amount/Final Settlement Amount, such Party shall notify the other Non-Defaulting Party of such dispute within five (5) Business Days of the date the Non-Defaulting Party provides the Notice required under this Section 10.4 to the Defaulting Party; provided, further that as soon as commercially reasonable thereafter, the Defaulting Party shall provide a statement showing its calculation of the Net Settlement Amount/Final Settlement Amount. In the event of a dispute as to the Net Settlement Amount/Final Settlement Amount, the Defaulting Party shall, if applicable, within the time prescribed in Section 10.4, pay the undisputed amount of the Net Settlement Amount/Final Settlement Amount to the Non-Defaulting Party. If the Parties have not been able to resolve their dispute within five (5) Business Days of receipt of Notice of such dispute, such dispute relating to the calculation of the Net Settlement Amount/Final Settlement Amount shall be resolved by arbitration in accordance with Section 15.18 of this Contract. During the five (5) Business Day period, the Parties shall exchange, in addition to the detailed information otherwise required under the Contract supporting their initial Net Settlement Amount/Final Settlement Amount calculations, such other information, including quotations, that such Party is utilizing to justify its position. Each Party shall submit its detailed calculation of the Net Settlement Amount/Final Settlement Amount, as the same may be revised by the Parties after the exchange of the information required hereunder and as otherwise may be exchanged between the Parties prior to the initiation of the arbitration, to the arbitration panel. The Parties shall be entitled to appropriate discovery in the arbitration proceeding, which may be used to revise the Parties positions prior to submitting the final version of the Net Settlement Amount/Final Settlement Amount calculations for a decision by the arbitrators.”
Delete Section 10.5 in its entirety and replace it with the following:

“10.5 The Parties specifically agree that this Contract and all transactions pursuant hereto are “forward contracts” as such term is defined in the United States Bankruptcy Code and that each Party is a “forward contract merchant” as such term is defined in the United States Bankruptcy Code. Each Party further agrees that the other Party is not a “utility” as such term is used in 11 U.S.C. Section 366, and each Party agrees to waive and not to assert the applicability of the provisions of 11 U.S.C. Section 366 in any bankruptcy proceeding involving such Party. In addition, each Party agrees that, for any Gas actually consumed (rather than resold) by such Party, if Gas is not delivered pursuant to this Contract, the local gas distribution utility for such Party is the provider of last resort and can supply such Party’s Gas consumption needs.”
Section 11. Force Majeure
In Section 11.2:
(i)	Delete the “and” in front of “(v)”;

(ii)	Insert the following before the period at the end of the first sentence: “(vi)” the occurrence of a Regulatory Event that renders a Party unable to continue to perform, either in whole or in part, under any transaction, or the occurrence of a Regulatory Event that has a material adverse economic impact on a Party; and (vii) any of the events described in (i)-(iii) of Section 5. If a Party declares an event of Force Majeure based upon the event described in (vi), the event of Force Majeure shall terminate upon the earlier to occur of (a) the time a Party liquidates and terminates the affected transactions on the Early Termination Date in accordance with Section 3.6, or (b) the expiration of six (6) Business Days after the Notice of the event of Force Majeure is provided by the claiming Party unless a Regulatory Event Notice to Terminate has been declared by either Party in accordance with Section 3.6.”; and

(iii)	Insert the following at the end of Section 11.2 “To the extent an event of Force Majeure occurs,:
(a)	prior to curtailing or interrupting any transaction for a Firm obligation, Seller/Buyer shall first curtail or interrupt its interruptible delivery or purchase obligations, as applicable, and

(b)	Seller or Buyer will treat all similarly situated Firm customers in a fair and reasonable manner by allocating the supply or purchase of Firm Gas, as applicable, on a pro rata basis.”
Delete Section 11.4 and replace it with the following:
“Notwithstanding anything to the contrary in this Section 11, the Parties agree that the settlement of strikes, lockouts, or other industrial disturbances shall be within the sole discretion of the Party experiencing such disturbance; and further agree that, upon the occurrence and continuance of any event of Force Majeure, neither Party shall be obligated to purchase or sell Gas hereunder if such purchase or sale would result in material economic impact to such Party under this Contract.”

Add the following as Section 11.7:
“11.7 Without restricting the generality of foregoing, if an event of Force Majeure occurs, the Party affected may, in its sole discretion and without notice to the other Party, determine not to make a claim of Force Majeure and to waive its rights hereunder as they would apply to such event. Such determination or waiver shall not preclude the affected Party from claiming Force Majeure in respect of any subsequent event, including any event that is substantially similar to the event in respect of which such determination or waiver is made.”
Add the following as Section 11.8:
“11.8 If an event of Force Majeure impairs or prevents Seller from delivering or Buyer from purchasing Gas under this Contract and such event of Force Majeure continues (i) for a continuous period of time greater than ninety (90) Days or (ii) for more than one hundred and eighty (180) cumulative Days during any calendar year, the Party not claiming the event of Force Majeure may terminate and liquidate the transactions affected by such event of Force Majeure utilizing the same methodology (including rights and remedies) set forth under Section 3.6 for terminating and liquidating Affected Transactions with respect to Regulatory Events. Notwithstanding the foregoing, (a) if the Party claiming an event of Force Majeure proceeded with reasonable efforts to resolve the event or occurrence once it occurred in order to resume performance but performance under the Contract cannot resume until after the time periods set forth in (i), the Party not claiming the event of Force Majeure may not terminate and liquidate the transactions affected by such event of Force Majeure unless performance is not resumed within one hundred and eighty (180) Days from the event of Force Majeure; and (b) to the extent the event of Force Majeure relates to the events described in any of the events described in (i)-(iii) of Section 5, any affected transactions shall be terminated between the Parties without either Party being liable to the other Party for any damages under the Contract.”
Section 12. Term
Delete the second sentence and replace it with the following:
“The rights of either Party pursuant to: (i) Section 7, (ii) Section 10, (iii) Section 13, (iv) Section 14, (v) Section 15, (vi) Waiver of Jury Trial provisions (if applicable), (vii) Arbitration provisions (if applicable), (viii) the obligations to make payment hereunder, and (ix) the obligation of either Party to indemnify the other pursuant hereto, shall survive the termination of the Base Contract or any transaction.”
Section 14. Market Disruption
Delete Section 14. and replace it with the following:
“If a Market Disruption Event has occurred then the Parties shall negotiate in good faith to agree on a replacement price for the Floating Price (or on a method for determining a replacement price for the Floating Price) for the affected Day, and if the Parties have not so agreed on or before the second Business Day following the affected Day then the replacement price for the Floating Price shall be determined within the next two following Business Days with each Party attempting to obtain, in good faith and from non-affiliated market participants in the relevant market, at least four quotes for prices of Gas for the affected Day of a similar quality and quantity in the geographical location closest in proximity to the Delivery Point and averaging the four quotes. Once the Parties obtain the quotes, the following methodology shall be used to determine the replacement price for the Floating Price: (i) if each Party obtains four or more quotes, the arithmetic mean of the quotations, excluding the highest and lowest values, shall be utilized; (ii) if one Party obtains four or more quotes and the other Party obtains less four, the highest and lowest values of all obtained quotes shall be excluded and the arithmetic mean of the remaining quotations shall be utilized; or (iii) if both Parties obtain less than three quotes, the Parties shall resort to the negotiation process set out in Section 15.17 to resolve the dispute with the quotes being only indicative of an illiquid market which shall allow both Parties to utilize other industry information, including internal valuations to resolve the dispute, and to the extent necessary, the

Parties shall resolve the dispute utilizing the arbitration process set forth in Section 15.18 using the American Arbitration Association’s (“AAA”) Expedited Procedures. For purposes of the foregoing sentence, if more than one quotation is the same as another quotation, and such quotations are the highest and/or lowest values, only one of the quotations shall be excluded. “Floating Price” means the price or a factor of the price agreed to in the transaction as being based upon a specified index. “Market Disruption Event” means, with respect to an index specified for a transaction, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the Floating Price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) a material change in the formula for or the method of determining the Floating Price has occurred. For the purposes of the calculation of a replacement price for the Floating Price, all numbers shall be rounded to three decimal places. If the fourth decimal number is five or greater, then the third decimal number shall be increased by one and if the fourth decimal number is less than five, then the third decimal number shall remain unchanged.”
Section 15. Miscellaneous
Delete Section 15.3 in its entirety and replace it with the following:
“15.3 No waiver of any breach of this Contract, or delay, failure or refusal to exercise or enforce any rights under this Contract, shall be held to be a waiver of any other or subsequent breach, or be construed as a waiver of any such right then existing or arising in the future.”
Add the following as third paragraph of Section 15.10:
“15.10 Notwithstanding anything in the foregoing, Buyer and Seller agree to keep the Exhibit A confidential as proprietary information. Any limited disclosure required by Buyer to obtain necessary approvals of the Contract will only be permitted if expressly agreed to by Seller in advance and Seller is satisfied that appropriate obligations of confidentiality have been imposed on the third parties receiving such information. Buyer acknowledges that earlier disclosure of the commercially sensitive information on Exhibit A may cause Seller significant damage and loss for which Buyer will be held accountable if such disclosure was made by Buyer and caused such damage.”
Add the following as Section 15.13:
“15.13 To the extent, if any, that a transaction does not qualify as a “first sale” as defined by the Natural Gas Act and §§ 2 and 601 of the Natural Gas Policy Act, each Party irrevocably waives its rights, including its rights under §§ 4-5 of the Natural Gas Act, unilaterally to seek or support a change to any terms and conditions of the Contract, including but not limited to the rate(s), charges, or classifications set forth therein. By this provision, each Party expressly waives its right to seek or support, either directly or indirectly, and by whatever means: (i) an order from the U.S. Federal Energy Regulatory Commission (“FERC”) seeking to change any of the terms and conditions of the Contract agreed to by the Parties; and (ii) any refund from the other Party with respect to the Contract. Each Party further agrees that this waiver and covenant shall be binding upon it notwithstanding any regulatory or market changes that may occur after the date of the Base Contract or any transaction entered into between the Parties. Absent the agreement of both Parties to the proposed change, the standard of review for changes to any terms and conditions of the Contract proposed by (a) a Party, to the extent that the waiver set forth in this Section 15.13 is unenforceable or ineffective as to such Party due to a final determination being made under applicable law that precludes the Party from waiving its rights to seek or support changes from the FERC to the terms and conditions of this Contract, (b) a non-party, or (c) the FERC acting sua sponte, shall solely be the “public interest” application of the “just and reasonable” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra Doctrine”), as the

Mobile-Sierra Doctrine has been clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish 128 S.Ct. 2733 (2008).”
Add the following as Section 15.14:
“15.14 This Contract shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the manner in which this Contract was negotiated, prepared, drafted or executed.”
Add the following as Section 15.15:
“15.15 Each Party will be deemed to represent to the other Party each time a transaction is entered into that: (a) it is acting for its own account, and it has made its own independent decisions to enter that transaction and as to whether that transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary; (b) it is not relying on any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into that transaction; it being understood that information and explanations related to the terms and conditions of a transaction shall not be considered investment advice or a recommendation to enter into that transaction; (c) no communication (written or oral) received from the other Party shall be deemed to be an assurance or guarantee as to the expected results of that transaction; (d) it is capable of assessing the merits (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that transaction; (e) it is capable of assuming, and assumes, the risks of that transaction; and (f) the other Party is not acting as a fiduciary for, or an advisor to, it in respect of that transaction.”
Add the following as Section 15.16:
“15.16 Buyer acknowledges that Seller is engaged, and will continue to be engaged, in the business of buying and selling Gas for its own account and for the account of others, in contracting with pipelines and others for transportation of Gas for its own account and for the account of others, and in contracting with pipelines and others for services the same or similar to one or more of the services furnished to Buyer hereunder. Nothing in this Contract shall be construed to restrict Seller’s ability to engage in the foregoing business activities even to the extent such activities directly or indirectly compete with Buyer. Nothing is this section shall be construed as detracting from the warranties, covenants and obligations of Seller in this Contract.”
Add the following as Section 15.17:
“15.17 Where the negotiation process is specifically prescribed to resolve a dispute under this Contract, the Parties shall seek to resolve the dispute by negotiations between senior executives who have authority to settle the controversy. Either Party may initiate this negotiation process by written Notice to the other Party outlining that Party’s position regarding the dispute (“Negotiation Notice”). The senior executives shall meet at a mutually acceptable time and place within fifteen (15) Business Days after the date of the Negotiation Notice to exchange relevant information concerning the dispute and to attempt to resolve the dispute. If a senior executive intends to be accompanied at a meeting by an attorney, the other Party’s senior executive shall be given at least three Business Days’ Notice of such intention and may also be accompanied by an attorney. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the Federal Rules of Evidence.”
Add the following as Section 15.18 et. seq.:
“15.18 Where arbitration is specifically provided for under this Contract, or if otherwise mutually agreed, a Party may submit the dispute to binding arbitration, by providing the other Party with written Notice, by certified mail return receipt requested, initiating arbitration. The Notice shall set forth the nature of the dispute, the support for the Party’s position, and a proposed arbitrator (“Arbitration Notice”).

15.18.1 Within ten (10) Business Days of receipt of the Arbitration Notice, the Parties shall attempt to agree upon a single neutral arbitrator. In the event the Parties are unable to agree upon a single neutral arbitrator within that period, within ten (10) Business Days of the Arbitration Notice each Party shall select an arbitrator and notify the other Party of such selection. Within ten (10) Business Days following their selection, the two (2) arbitrators shall select a third neutral arbitrator who shall have no prior affiliation or representation of either Party, or if such arbitrators fail to select a third arbitrator within such time period, the AAA shall select the third arbitrator and the time for that process will be extended as necessary to accommodate the AAA. Unless otherwise mutually agreed the Parties will direct the AAA to select an arbitrator with the experience and expertise specified in Section 15.18.2. Where there are three (3) arbitrators, all decisions of the arbitrators will be by simple majority. The arbitrator(s) may extend the foregoing time deadlines in their reasonable discretion keeping in mind that the Parties’ intention is to have the dispute resolved expeditiously.
15.18.2 The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C., Section 1, et. seq.) and conducted in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”). All arbitrators shall be and remain at all times wholly impartial and shall decide the case impartially. All arbitrators shall make the disclosures required by the AAA Rules. No arbitrator shall have any financial interest (directly or indirectly) in the dispute or any financial dependence (directly or indirectly) upon or an interest in any of the Parties (other than de minimus common stock ownership in the ultimate parent company of such Seller). All arbitrators shall be knowledgeable of the natural gas business and have the relevant experience.
15.18.3 The validity, construction, and interpretation of this covenant to arbitrate, and all procedural aspects, including time deadlines or extensions of time deadlines, of the arbitration conducted pursuant hereto shall be decided by the arbitrator(s). The Parties shall be entitled to appropriate discovery in the arbitration proceeding, which may also be used to revise the Parties positions prior to submitting the final version of the Final Settlement Amount calculations for decision by the arbitrators. It is the intent of the Parties that the arbitrator(s) shall, if practicable, render a final decision within forty-five (45) days after agreement on the single arbitrator or the appointment of a third arbitrator, as the case may be. The arbitration proceeding shall be conducted at a location to be mutually agreed upon, or if not mutually agreed to, at the location specified by the arbitrator(s). The arbitrator(s) are authorized, if they consider it appropriate, to decide any disputes by summary disposition on the documents and written testimony without hearing oral testimony. Prior to rendering the final award, the arbitrators shall submit to the Parties an unsigned draft of the proposed award and each Party, within ten (10) Business days after receipt of such draft decision, may serve on the other Party and file with the arbitrator(s) a written statement commenting upon any alleged errors of fact, law, computation, or otherwise. The arbitrator(s) shall render a final binding award within ten (10) Business Days after the receipt of the later of the written statements of the Parties.
15.18.4 Each of the Parties will bear their own costs of the arbitration, but the costs of the arbitrator(s), facilities, hearing and any other charges of the AAA will be shared equally. Penal, punitive, treble, multiple, consequential, incidental or similar damages may not be recovered or awarded unless expressly authorized by the Contract, and any such limitation on any and all such damages shall survive termination of the Contract.
15.18.5 To the fullest extent permitted by law, the Parties and the arbitrator shall maintain the arbitration and the award resulting from the arbitration in confidence.
15.18.6 The Parties agree that judgment on an arbitration decision and award may be entered by any court of competent jurisdiction, and that all arbitration decisions and awards shall be enforceable under the Federal Arbitration Act and any other applicable federal or state law governing the enforcement of such decisions and awards. Any right to appeal from, or to cause judicial review of, any arbitration decision and award shall be subject to and limited by the provisions concerning appeals set forth in the Federal Arbitration Act. If a Party files a complaint in any court with respect to any matter subject to arbitration hereunder, the defendant in such court action shall be entitled to recover its reasonable attorneys’ fees in connection with the court action.”
Add the following as Section 15.19:
“15.19 To the extent applicable, Buyer is not entitled to claim on the grounds of sovereignty or other similar grounds with respect to itself or its revenues or assets (irrespective of their use or intended use) immunity from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, mandamus, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) or (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be made subject to in any proceedings in the courts of any jurisdiction, and no such immunity (whether or not claimed) may be attributed to Buyer or its revenues or assets.”
Add the following as Section 15.20:
“15.20 WAIVER OF RIGHTS: SELLER AND BUYER (A) CERTIFY THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41 ET SEQ., AS AMENDED (THE “DTPA”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND (B) EACH WAIVES ITS RIGHTS UNDER THE DTPA. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, EACH PARTY VOLUNTARILY CONSENTS TO THIS WAIVER. BY THIS PROVISION, EACH PARTY INTENDS TO WAIVE ANY RIGHT TO SUE UNDER THE DTPA FOR ANY CLAIM ARISING FROM OR RELATING IN ANY WAY TO THIS CONTRACT, INCLUDING BUT NOT LIMITED TO THE NEGOTIATION, PERFORMANCE OR BREACH OF THE CONTRACT. THIS WAIVER IS IN ADDITION TO ANY OTHER DEFENSE THAT EITHER PARTY MAY HAVE TO A DTPA CLAIM, INCLUDING BUT NOT LIMITED TO A DEFENSE THAT THE PARTIES ARE NOT “CONSUMERS” WITHIN THE MEANING OF THE STATUTE OR THAT THE CLAIM IS SUBJECT TO THE EXEMPTIONS ENUMERATED IN THE STATUTE.”
Add the following as Section 15.21:
“15.21 To the extent that a Transporter materially modifies the rates charged for the transportation services utilized by the Seller to transport the Gas to the Delivery Point(s) under a particular transaction governed by this Contract, the Contract Price for such transaction shall be modified to reflect the increase in the rates charged by the Transporter.”
Second Amendment and Restatement. The Second Amended and Restated Special Provisions is hereby superseded and replaced in its entirety and shall have no further force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amended and Restated Special Provisions to be executed by their respective authorized representatives intending to be legally bound thereby on November 7, 2008.

BP ENERGY COMPANY			COMSTOCK OIL & GAS — LOUISIANA, LLC

By:	/s/ JAMES A. TAYLOR		By:	/s/ STEPHEN E. NEUKOM

	Name:	James A. Taylor		Name:	Stephen E. Neukom
	Title:	Senior Vice President		Title:	Vice President of Marketing
South Marketing & Origination

Date: 1/6/2010			Date: 1/5/2010